Exhibit 10.30

AGREEMENT OF SALE OF COMMON STOCK OF

GRANITE EXCHANGE, INC.

dated February 24, 2006

Among

Lonnie Nielson

Rob Awalt

Justin Swift

Sellers

and

The Bank Holdings

Purchaser

TABLE OF CONTENTS

1.	DEFINITIONS		4

2.	AGREEMENT TO SELL		5

	2.1	Agreement to Sell	5
	2.2	Purchase Price	5
	2.3	Purchase Price Adjustment	6
	2.4	Acceptable Funds	7
	2.5	The Closing	7
	2.6	Closing Documents	7
	2.7	Buy/sell Agreement	7

3.	REPRESENTATIONS AND WARRANTIES OF SELLERS		8

	3.1	Power and Authority	8
	3.2	Ownership of Shares	8
	3.3	No Agreements	8

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER		8

	4.1	Power and Authority	8
	4.2	Government Approval	8
	4.3	Legal Proceedings	9

5.	CONDUCT OF BUSINESS		9

	5.1	Conduct of Business	9
	5.2	Goodwill	9
	5.3	Employees	9
	5.4	Accounting Policies and Procedures	9
	5.5	Books and Records	9

6.	CONDITIONS PRECEDENT TO CLOSING		9

	6.1	Conditions to the Parties’ Obligations	9

7	TERMINATION, AMENDMENTS AND WAIVERS		10

	7.1	Termination	10
	7.2	Amendment	10
	7.3	Waiver	10
	7.4	Liquidated Damages; Cancellation Fee	10
	7.5	Indemnification	10
	7.6	Brokerage	10
	7.7	Further Assurances	11

8.	GENERAL PROVISIONS		11

	8.1	Survival of Representations and Warranties	11
	8.2	No Other Representations	11
	8.3	Notices	11
	8.4	Counterparts	12
	8.5	Entire Agreement/No Third Party Rights	12
	8.6	Assignment	12
	8.7	Governing Law	12
	8.8	Headings/Table of Contents	12
	8.9	Enforcement of Agreement	12
	8.10	Severability	12
	8.11	Arbitration	13

AGREEMENT OF SALE

AGREEMENT OF SALE, made as of February 24, 2006, among Lonnie Nielson, Rob Awalt, and Justin Swift, (collectively hereinafter referred to as “Sellers”), and The Bank Holdings, A Nevada Corporation, (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Purchaser desires to acquire, and Sellers desire to sell, the shares of common stock of Granite Exchange, Inc., upon the terms and conditions hereinafter set forth, and

WHEREAS, as a condition precedent to this Agreement, Purchaser and Sellers have entered into an Agreement of Merger and Plan of Reorganization whereby, Sellers have caused Granite Exchange Services, LLC, A California Limited Liability Company to merge into Granite Exchange, Inc. a Nevada Corporation.

WHEREAS, as a condition precedent to this Agreement, Purchaser has entered into a Non-Competition Agreement with Lonnie Nielson.

WHEREAS, as a condition precedent to this Agreement, Purchaser has entered into an Employment Agreement with Rob Awalt.

WHEREAS, as a condition precedent to this Agreement, Purchaser has entered into an Employment Agreement with Justin Swift.

NOW, THEREFORE, in consideration of the covenants and agreements hereafter set forth, and other valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

ARTICLE 1. DEFINITIONS

“Awalt” shall mean Rob Awalt.

“Base Level Deposits” shall mean the level of Deposits on hand at the Closing Date.

“Closing” shall have the same meaning given the term in Section 2.5.

“Closing Date” shall have the same meaning given the term in Section 2.5.

“Corporation” shall mean Granite Exchange, Inc., a Nevada Corporation.

“Default” shall mean, as to any party to this Agreement, a failure by such party to perform in any material respect, any of the Agreement or covenants of such party.

“Deposits” shall mean the amount of money held in various banks by Granite, LLC on behalf of their clients engaged in 1031 exchange transactions.

“Existing Indebtedness” shall mean the debt listed on Schedule 2.2.

“Interest Receivable” shall mean the interest earned on Deposits for Granite, LLC through March 31, 2006.

“Purchase Price” shall have the same meaning given the term in Section 2.2.

“Purchase Price Adjustment” shall have the same meaning given the term in Section 2.3.

“Shares” shall mean the 100,000 shares of common stock of Corporation at $.01 par value per share issued and outstanding the day prior to the date of this Agreement.

“Swift” shall mean Justin Swift.

Any other terms not defined here but used in the Agreement of Merger and Plan of Reorganization shall have the same definition as the definition of the term in the Agreement of Merger and Plan of Reorganization executed concurrently with this Agreement.

ARTICLE 2. AGREEMENT TO SELL

Section 2.1. Agreement to Sell. Sellers agree to sell, transfer and deliver to Purchaser, and Purchaser agrees to purchase, upon the terms and conditions hereinafter set forth, 100,000 shares of the common stock of Granite Exchange, Inc., a corporation organized under the laws of the State of Nevada (the “Corporation”), said shares constituting all of the issued and outstanding shares of the Corporation (the “Shares”). The issued and outstanding shares of the Corporation are owned by Lonnie Nielson – 34,000 shares, by Rob Awalt – 46,000 shares, and by Justin Swift – 20,000.

Section 2.2. Purchase Price. The purchase price for the shares to be paid by Purchaser is Five Million Two Hundred Thousand Dollars ($5,200,000.00), or $52.00 per share, plus the Existing Indebtedness, plus the Interest Receivable, payable as follows:

2.2.1  One Million Two Hundred Thirty Seven Thousand Six Hundred ($1,237,600) to Lonnie Nielson upon Closing plus Two Hundred Sixty Five Thousand Two Hundred ($265,200) in one year in accordance with Section 2.2.7 plus Two Hundred Sixty Five Thousand Two Hundred ($265,200) in two years in accordance with Section 2.2.8 in Exchange for 34,000 shares of common stock of Corporation.

2.2.2  One Million Six Hundred Twelve Thousand ($1,612,000) to Rob Awalt upon Closing in Exchange for 31,000 shares of common stock of Corporation.

2.2.3  Five Hundred Twenty Thousand ($520,000) to Justin Swift upon closing in Exchange for 10,000 shares of common stock of Corporation.

2.2.4  One Hundred Ninety Two Thousand Dollars ($192,000) upon Closing by payment of the Existing Indebtedness identified in Schedule 2.2 hereto in said principal amount, and paying the same by wire transfer. If on the Closing date the outstanding principal balance of the Existing Indebtedness is less than or greater than $192,000, the $192,000 to be paid as the purchase price pursuant to clause 2.2 above shall be increased or decreased, as the case may be, by the amount that such outstanding principal balance shall be less than or greater than $192,000.

2.2.5  Five years from the date of this Agreement, with Rob Awalt having the option to extend the exchange for an additional five year period, Seven Hundred Eighty Thousand ($780,000) to Rob Awalt in Exchange for 15,000 shares of common stock of Corporation subject to the Purchase Price Adjustment.

2.2.6  Five years from the date of this Agreement, with Justin Swift having the option to extend the exchange for an additional five year period, Five Hundred Twenty Thousand ($520,000) to Justin Swift in Exchange for 10,000 shares of common stock of Corporation subject to the Purchase Price Adjustment.

2.2.7  One year from the date of this Agreement, Two Hundred Sixty Five Thousand Two Hundred ($265,200) plus interest per year at the prime rate from the date of this Agreement to Lonnie Nielson in accordance with Section 2.2.1 above.

2.2.8  Two years from the date of this Agreement, Two Hundred Sixty Five Thousand Two Hundred ($265,200) plus interest per year at the prime rate from the date of this Agreement to Lonnie Nielson in accordance with Section 2.2.1 above.

2.2.9  100% of the Interest Receivable earned through the Closing Date plus one-half (50%) of the Interest Receivable earned between the Closing Date and March 31, 2006, less one-half (50%) of the operational costs of the Corporation for the period between the Closing Date and March 31, 2006, with 34% of Interest Receivable paid to Lonnie Nielson, 46% of Interest Receivable paid to Rob Awalt, and 20% of Interest Receivable paid to Justin Swift. This amount is due within 10 days of collection.

Section 2.3  Purchase Price Adjustment. The Purchase Price of Awalt’s remaining 15,000 shares and Swift’s remaining 10,000 shares shall be adjusted according to the following procedures:

2.3.1  The Purchase Price shall be increased by multiplying the $52.00 per share for the remaining shares by the percentage increase in Deposits on hand on the date of the purchase of the remaining shares over the Base Level Deposits.

2.3.2  An example of the Purchase Price Adjustment with a Deposit level of $100,000,000 at the date of purchase and a Base Level Deposit amount of $90,000,000 results in a Purchase Price Adjustment of $5.78 as follows:

Share Price	x	Deposits/Base Level Deposits
$52.00	x	100,000,000/90,000,000 = 1.1111
$52.00	x	1.1111 = $57.78 per share Purchase Price

2.3.3  In no event will the Purchase Price Adjustment be less than zero ($0).

Section 2.4  Acceptable Funds. All money payable under this Agreement, unless otherwise specified, shall be paid either:  (a) in cash; (b) by good certified check of Purchaser, or official check of any bank, savings bank, trust company, or savings and loan association which is a member of the clearing house association serving California or Nevada, payable to the direct order of Sellers; or (c) as otherwise agreed to in writing by the parties.

Section 2.5. The Closing.

2.5.1. The “Closing” means the settlement of the obligations of Sellers and Purchaser to each other under this Agreement, including the payment of the Purchase Price to Sellers as provided in Article 2 hereof and the delivery of the Closing Documents provided for in this Section 2.5. The Closing shall be held at a place and at a time agreeable to both Purchaser and Seller (the “Closing Date”). Purchaser agrees that time shall be of the essence with respect to the payment and performance of the obligations of Purchaser hereunder.

Section 2.6. Closing Documents. At the Closing, or as soon as practicable thereafter, Sellers shall execute and deliver to Purchaser:

2.6.1  The certificate or certificates for the Shares, duly endorsed so as to effectively transfer ownership of the Shares to Purchaser, together with all appropriate federal and state transfer tax stamps affixed.

2.6.2  A letter of resignation from Lonnie Nielson for Granite and All-Star Exchange Services, Inc., effective as of the Closing hereunder.

2.6.3  Such other instruments as may be necessary or proper to transfer to Purchaser all other ownership interests in the Corporation to be transferred under this agreement

Section 2.7. Buy/Sell Agreement. At the option of either party to this Agreement, the remaining Purchase Price due Awalt under Sections 2.2.5 and the remaining Purchase Price due Swift under Sections 2.2.6 shall be due and payable upon notice to the other party.

2.7.1  If Purchaser elects to exercise the requirements of Section 2.2.5 or 2.2.6 in full or by Section, Purchaser shall deliver the Purchase Price within 30 days of notice to the Party. Within 30 days of notice, such party will deliver the Shares of the Corporation to Purchaser.

2.7.2  If Awalt elects to exercise the requirements of Section 2.2.5 in full or by Section, Awalt shall deliver the Shares to Purchaser within 30 days notice to Purchaser. Within 30 days of notice, Purchaser will deliver to Awalt the remaining Purchase Price in the form of a note payable, securitized by terms agreed upon by both parties at that time, if exercised within two years from the date of this Agreement and in the form of cash if exercised after two years from the date of this Agreement for the amount of the remaining Purchase Price that shall bear interest at 10% per annum under such terms agreeable to the Parties.

2.7.3  If Swift elects to exercise the requirements of Section 2.2.6 in full or by Section, Swift shall deliver the Shares to Purchaser within 30 days notice to Purchaser. Within 30 days of notice, Purchaser will deliver to Swift the remaining Purchase Price in the form of a note payable, securitized by terms agreed upon by both parties at that time, if exercised within two years from the date of this Agreement and in the form of cash if exercised after two years from the date of this Agreement for the amount of the remaining Purchase Price that shall bear interest at 10% per annum under such terms agreeable to the Parties.

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF SELLERS.

Sellers represent and warrant to Purchaser as follows:

Section 3.1  Power and Authority. Sellers have full power and authority to carry out and perform their undertakings and obligations as provided herein.

Section 3.2  Ownership of Shares. Sellers, after execution of the Agreement of Merger and Plan of Reorganization, are the owners of the Shares, and the Shares are all of the issued and outstanding shares of stock of the Corporation. All of the Shares have a $.01 par value, are fully paid and non-assessable, have not been assigned, pledged or hypothecated, and are free of all liens, claims and encumbrances, except as set forth herein.

Section 3.3  No Agreements. Except as set forth in Schedule 3.3, the Corporation has not entered into, and is not subject to, any:  (i) written contract or agreement for the employment of any employee of the business; (ii) contract with any labor union or guild; (iii) pension, profit-sharing, retirement, bonus, insurance, or similar plan with respect to any employee of the business; or (iv) similar contract or agreement affecting or relating to the Corporation.

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser represents and warrants to Sellers as follows:

Section 4.1  Power and Authority. Purchaser has full power and authority to carry out and perform his undertakings and obligations as provided herein.

Section 4.2  Government Approval. No action, approval, consent or authorization of any governmental authority is necessary for Purchaser to consummate the transactions contemplated hereby.

Section 4.3  Legal Proceedings. There are no judgments, liens, suits, actions or proceedings pending or, to the best of Purchaser’s knowledge, threatened against Purchaser or his property, except as disclosed in Purchaser’s public reports as filed with the Securities and Exchange Commission.

ARTICLE 5. CONDUCT OF BUSINESS.

Purchasers, after Closing, shall:

Section 5.1  Conduct of Business. Conduct the business in the normal, useful and regular manner as prior to this Agreement;

Section 5.2  Goodwill. Use their best efforts to preserve the business and the goodwill of the customers and suppliers of the business and others having relations with Sellers;

Section 5.3  Employees. Endeavor to keep available the present employees of the business, and not unreasonably increase the compensation or change the personnel of the business;

Section 5.4  Accounting Policies and Procedures. Endeavor to keep the same accounting policies and procedures of the business and not unreasonably change the accounting policies and procedures unless agreed to by Awalt and Swift except as required by law or regulation applicable to Purchaser;

Section 5.5  Books and Records. Allow Awalt and Swift and their duly designated representatives reasonable access to the books and records of the Corporation, and furnish to Awalt and Swift such data and information pertaining to the Corporation as Awalt and Swift from time to time reasonably may request in accordance with the Bylaws, Policies, and Procedures of the Corporation.

ARTICLE 6. CONDITIONS PRECEDENT TO CLOSING.

Section 6.1  Conditions to the Parties’ Obligations. The obligations of the parties to close hereunder are subject to fulfillment of the following conditions:

6.1.1  All of the terms, covenants and conditions to be complied with or performed by the other parties under this agreement on or before the Closing shall have been complied with or performed in all material respects.

6.1.2  All representations or warranties of the other parties herein are true in all material respects as of the Closing Date.

6.1.3  On the Closing Date, there shall be no liens or encumbrances against the Corporation, except as provided for in Schedule 6.1.

6.1.4  If Purchaser shall be entitled to decline to close the transaction contemplated by this Agreement, but Purchaser nevertheless shall elect to close, Purchaser shall be deemed to have waived all claims of any nature arising from the failure of Sellers to comply with the conditions or other provisions of this agreement of which Purchaser shall have actual knowledge at the Closing.

ARTICLE 7. TERMINATION, AMENDMENTS & WAIVERS.

Section 7.1  Termination. This Agreement may be terminated prior to payment of the Purchase Price;

7.1.2  By Purchaser or Sellers upon the failure to satisfy any conditions specified in Section 6.1 if such failure is not caused by any action or inaction of the party requesting termination of this Agreement;

7.1.3  By Sellers if there shall have been a material breach of any of the representations or warranties of Purchaser set forth in this Agreement;

7.1.4  By Purchaser if there shall have been a material breach of any of the representations or warranties of Sellers set forth in this Agreement;

Section 7.2  Amendment. No term or provision of this Agreement other than regulatory approval or any other provision required by law, may be amended unless agreed to in writing by both Parties.

Section 7.3  Waiver. Any term or provision of this Agreement other than regulatory approval or any other provision required by law, may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

Section 7.4  Liquidated Damages; Cancellation Fee. If either party Defaults under this Agreement the non-defaulting party shall be entitled to declare this Agreement null and void and shall be entitled to collect $50,000 from the defaulting party hereunder as liquidated damages, whereupon the Agreement shall terminate and neither party shall have any further claims against the other party. Both Parties acknowledge that the actual damages sustained from such a Default are difficult, if not impossible, to ascertain.

Section 7.5  Indemnification. Each party hereto shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage or expense, including reasonable attorneys’ fees, incurred or required to be paid by such other parties by reason of any breach or failure of observance or performance of any representation, warranty or covenant or other provision of this Agreement by such party.

Section 7.6  Brokerage. The parties hereto represent and warrant to each other that they have not dealt with any broker or finder in connection with this agreement or the transactions contemplated hereby, and no broker or any other person is entitled to receive any brokerage commission, finder’s fee or similar compensation in connection with this agreement or the transactions contemplated hereby. Each of the parties shall indemnify and hold the other parties harmless from and against all liability, claim, loss, damage or expense, including reasonable attorneys’ fees, pertaining to any broker, finder or other person with whom such party has dealt.

Section 7.7  Further Assurances. In connection with the transactions contemplated by this agreement, the parties agree to execute and deliver such further instruments, and to take such further actions, as may be reasonably necessary or proper to effectuate and carry out the transactions contemplated in this agreement.

ARTICLE 8. GENERAL PROVISIONS

Section 8.1  Survival of Representations and Warranties. All the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing Date.

Section 8.2  No Other Representations. Purchaser acknowledges that neither Sellers nor any representative or agent of Sellers have made any representation or warranty (expressed or implied) regarding the Corporation, or any matter or thing affecting or relating to this agreement, except as specifically set forth in this agreement. Sellers shall not be liable or bound in any manner by any oral or written statement, representation, warranty, agreement or information pertaining to the Corporation or this agreement furnished by any broker, agent or other person, unless specifically set forth in this Agreement.

Section 8.3  Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation for the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

If to Sellers at:	The Law Offices of Randy C. Renfro
650 University Avenue, Suite 110
Sacramento, CA 95825

with a copy to:	Granite Exchange, Inc.
1400 Rocky Ridge Dr., Ste 280
Roseville, CA 95661
Attention: Justin Swift

If to Purchaser:	The Bank Holdings
9990 Double R Blvd.
Reno, NV 89521
Attention: Jack Buchold, CFO

with a copy to:	Gary Steven Findley & Associates
1470 North Hundley Street
Anaheim, CA 92806
Attention: Debra Barbin, Esq.

Section 8.4  Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 8.5  Entire Agreement/No Third Party Rights. This Agreement (including the documents and instruments referred to herein): (a) constitutes the entire agreement for the sale of common stock and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

Section 8.6  Assignment. None of the parties may assign their rights under this Agreement without prior written consent of the other parties hereto.

Section 8.7  Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada, without regard to any applicable conflicts of law. If any provisions of this agreement shall be unenforceable or invalid, such unenforceability or invalidity shall not affect the remaining provisions of this agreement.

Section 8.8  Headings/Table of Contents. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The Schedules annexed to this agreement are an integral part of this agreement, and where there is any reference to this agreement it shall be deemed to include said Schedules.

Section 8.9  Enforcement of Agreement. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement are not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the State of Nevada or any state having jurisdiction, this being in addition to any remedy to which they are entitled at law or in equity.

Section 8.10  Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.11  Arbitration. Any dispute or controversy arising among the parties hereto regarding any term, covenant or condition of this Agreement or the breach thereof shall, upon written demand of any party hereto, be submitted to and determined by arbitration before the American Arbitration Association, in Reno, Nevada, by a panel of three arbitrators, in accordance with the rules of the Association then in effect. Any award rendered shall be made by means of a written opinion explaining the arbitrators’ reasons for the award. The arbitrators may not amend or vary any provision of this Agreement. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction, which court shall have the power to review such award for compliance with this Agreement.

IN WITNESS WHEREOF, the parties below, and/or their respective officers thereunto duly authorized, have caused this Agreement to be signed as of the date first written above.

/s/ Lonnie Nielson
Lonnie Nielson

/s/ Rob Awalt
Rob Awalt

/s/ Justin Swift
Justin Swift

/s/ Hal Giomi
The Bank Holdings

By:	CEO
Title

STATE OF CALIFORNIA, COUNTY OF PLACER, ss.

On the 24th day of February, 2006, before me, Janet Buchmeier, a notary public, personally appeared Lonnie Nielson, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within Agreement of Sale of Common Stock of Granite Exchange, Inc. and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the Agreement of Sale of Common Stock of Granite Exchange, Inc. he executed the Agreement.

WITNESS my hand and official seal.

[seal]	/s/ Janet E. Buchmeier
Notary Public
My commission expires on 4/22/09

Optional right thumbprint of signer (not required):

STATE OF CALIFORNIA, COUNTY OF PLACER, ss.

On the 24th day of February, 2006, before me, Janet Buchmeier, a notary public, personally appeared Rob Awalt, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within Agreement of Sale of Common Stock of Granite Exchange, Inc. and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the Agreement of Sale of Common Stock of Granite Exchange, Inc. he executed the Agreement.

WITNESS my hand and official seal.

[seal]	/s/ Janet E. Buchmeier
Notary Public
My commission expires on 4/22/09

Optional right thumbprint of signer (not required):

STATE OF CALIFORNIA, COUNTY OF PLACER, ss.

On the 24th day of February, 2006, before me, Janet Buchmeier, a notary public, personally appeared Justin Swift, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within Agreement of Sale of Common Stock of Granite Exchange, Inc. and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the Agreement of Sale of Common Stock of Granite Exchange, Inc. he executed the Agreement.

WITNESS my hand and official seal.

[seal]	/s/ Janet E. Buchmeier
Notary Public
My commission expires on 4/22/09

Optional right thumbprint of signer (not required):

STATE OF NEVADA, COUNTY OF Washoe, ss.

On the 24th day of February, 2006, before me, Anita Y. Nelson , a notary public, personally appeared The Bank Holdings, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within Agreement of Sale of Common Stock of Granite Exchange, Inc. and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the Agreement of Sale of Common Stock of Granite Exchange, Inc. he executed the Agreement.

WITNESS my hand and official seal.

/s/ Anita Y. Nelson
Notary Public
My commission expires on April 21, 2007

[seal]

Optional right thumbprint of signer (not required):